Exhibit 12.1

STATEMENT REGARDING COMPUTATION
OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWERGROUP INC.

(in millions)

6 Months Ended
June 30, 2014

Earnings:
Earnings before income taxes	$297.2
Fixed charges	68.6
$365.8

Fixed charges:
Interest (expensed or capitalized)	$18.1
Estimated interest portion of rent expense	50.5
$68.6

Ratio of earnings to fixed charges	5.3

	2013	2012	2011	2010	2009
Earnings:
Earnings before income taxes	$475.5	$368.4	$479.9	$(165.2)	$(22.9)
Fixed charges	159.7	165.1	170.2	161.9	183.9
	$635.2	$533.5	$650.1	$(3.3)	$161.0

Fixed charges:
Interest (expensed or capitalized)	$43.2	$42.5	$43.1	$42.4	$61.7
Estimated interest portion of rent expense	116.5	122.6	127.1	119.5	122.2
	$159.7	$165.1	$170.2	$161.9	$183.9

Ratio of earnings to fixed charges	4.0	3.2	3.8	(0.0)	0.9

Note:
The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.